Exhibit 10.59

NuVios, Inc.

197M Boston Post Road West #337

Marlborough, MA 01752

November 14, 2003

Michael Rosenblatt, M.D.

Dean

Tufts University School of Medicine

136 Harrison Avenue

Boston, MA 02111-1800

Dear Dr. Rosenblatt:

In connection with a variety of matters regarding NuVios, Inc. (the “Company”), a Delaware corporation, the Company has asked you to serve on the Board of Directors of the Company (the “Board”) and possibly in other capacities for the Company.  You have advised us that you are prepared and willing to serve on the Board and may be willing to undertake such other activities at our request, if, but only if, inter alia, you receive a satisfactory indemnification against any and all claims, risks, damages, costs, liabilities and expenses (collectively, “Claims”) to which you may be subjected or exposed as a result of, relating to, in any way in connection with, any such activities undertaken on behalf of the Company.  Claims shall not include any Claims that the Company may have against you for a breach of or default under any agreement between you and the Company.

Accordingly, the Company hereby agrees to defend, indemnify and hold harmless you and your agents (each an “indemnified person”), against any and all Claims, of any and every kind, nature and description, including but not limited to all costs of defense, investigation and settlement, which you may suffer or to which you may be subjected or exposed, as a result of, relating to, or in any way in connection with, activities that you engage in or have engaged in on behalf of, at the request of, or in connection with the Company, in each instance to the fullest extent permitted by law applicable under the circumstances. The foregoing indemnification shall include the obligation of the Company to pay the fees and expenses of your counsel (subject to the provisions below) and shall include the obligation to pay the fees and expenses of counsel for each indemnified person if there would be, or there is believed to be, an actual or potential conflict of interests in having one firm represent all indemnified persons, in each case as such fees and expenses are incurred for you or on your behalf. Such indemnification shall also include the obligation to pay fees and expenses in advance of any determination as to the proprietary of indemnification if there should be any question in that regard, although the Company may require your undertaking to reimburse it for such expenses if it is ultimately determined that the Company is not required to or may not properly indemnify you. Any such undertaking shall be without bond or other security, unless otherwise required by law.

Decisions that are to be made by indemnified persons hereunder and under similar indemnification agreements may be made by a majority in number of indemnified persons similarly situated.

If, as to any Claim or Claims as to which indemnification is provided hereunder, the Company or other persons who are indemnified in a similar manner, are subject to, or exposed to, the same or substantially the same Claim or Claims, the Company shall be entitled to participate in the litigation or proceeding relating to such Claim or Claims, and, after written notice from the Company to an indemnified person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense (which may, in the absence of conflicts of interest, be the same counsel that represents the Company with respect to the matter), provided, however, that such counsel shall be satisfactory to the indemnified person in the exercise of his, her or its reasonable judgment. Notwithstanding the election of the Company to assume the defense of such litigation or proceeding, such indemnified person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent such indemnified person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such litigation or proceeding include both an indemnified person and the Company and such indemnified person shall have reasonably concluded that there maybe legal defenses available to him, her or it, or to another indemnified person, which are different from or in addition to those available to the Company; (iii) the Company shall not have employed counsel satisfactory to such indemnified person, in the exercise of such indemnified person’s reasonable judgment, to represent such indemnified person within a reasonable time after notice of the institution of any such litigation or proceeding; or (iv) the Company shall authorize such indemnified person to employ separate counsel at the expense of the Company. In any of the cases referred to in the preceding sentence, the Company shall not have the right to direct the defense of the action, but to the extent feasible consistent with avoiding conflicts of interest, the minimum number of lawyers or law firms shall be used to represent all indemnified persons (including those indemnified under different but similar agreements) similarly situated.

The Company acknowledges that the signatory for the Company of the documents (the “Documents”) executed in connection with the sale of the Company’s Common Stock, Series A Junior Convertible Preferred Stock and Series B Convertible Redeemable Preferred Stock dated as of November     , 2003 shall not have any liability under the Documents or with respect to any matter related to the Documents in such signatory’s capacity as a representative of the Company.

NUVIOS, INC.

	By:	/s/ Julio Vega
Name: Julio Vega, Esq.
Title: Assistant Secretary

Accepted and Agreed:

/s/ Michael Rosenblatt
Michael Rosenblatt, M.D.